Exhibit (h)(6)

FIRST AMENDMENT TO THE STONE RIDGE TRUST

AMENDED AND RESTATED TRANSFER AGENT SERVICING AGREEMENT

THIS FIRST AMENDMENT, as of the 25th day of February 2020, to the Amended and Restated Transfer Agent Servicing Agreement, dated October 30, 2017, (the “Agreement”), is entered into by and between STONE RIDGE TRUST, a Delaware statutory trust (the “Trust”) on behalf of each of its series (each a “Fund” and collectively the “Funds”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. Bank Global Fund Services, a Wisconsin limited liability company.

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend Exhibit A to the Agreement, to add the Stone Ridge Diversified Alternatives Fund; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by the parties; and

NOW, THEREFORE, the parties hereby amend the Agreement as follows:

The Stone Ridge Diversified Alternatives Fund is hereby added to Exhibit A attached hereto. Exhibit A of the Agreement is amended and restated as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

STONE RIDGE TRUST on behalf of each of the Funds individually and not jointly	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Anthony Zuco	By: /s/ Anita Zagrodnik

Name: Anthony Zuco	Name: Anita Zagrodnik

Title: Treasurer	Title: Senior Vice President

Exhibit A to the Amended and Restated Transfer Agent Servicing Agreement

Stone Ridge Trust

Fund Names

Separate Series of Stone Ridge Trust

Name of Series

Elements Emerging Markets Portfolio

Elements International Portfolio

Elements International Small Cap Portfolio

Elements U.S. Portfolio

Elements U.S. Small Cap Portfolio

Stone Ridge High Yield Reinsurance Risk Premium Fund

Stone Ridge U.S. Hedged Equity Fund

Stone Ridge Diversified Alternatives Fund

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